UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Colony Bankcorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Reg. §240.14a-101.

SEC 1913 (3-99)

March 26, 2004

Dear Shareholder:

You are invited to attend our Annual Meeting of Shareholders to be held on April 27, 2004 in Fitzgerald, Georgia at the time and place shown in the attached notice. As we do at the meeting every year, in addition to considering the matters described in the proxy statement, we will review our 2003 business results and other matters of interest to our shareholders.

We hope that you will attend the meeting in person, but even if you plan to do so, we encourage you to please vote your shares ahead of time by using the enclosed proxy card. This will ensure that your Colony Bankcorp stock will be represented at the meeting. If you attend the meeting and prefer to vote in person, you may do so. The attached proxy statement explains more about proxy voting. Please read it carefully.

We look forward to your participation in the annual meeting process.

Sincerely,

/s/ JAMES D. MINIX

James D. Minix President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF COLONY BANKCORP, INC.

DATE:	Tuesday, April 27, 2004

TIME:	6:00 p.m.

PLACE:	Colony Bankcorp, Inc. Corporate Offices 115 South Grant Street Fitzgerald, Georgia

MATTERS TO BE VOTED ON:

PROPOSAL I:	Election of nine directors
PROPOSAL II:	Approval of Colony Bankcorp, Inc. 2004 Restricted Stock Grant Plan

Any other matter that may be properly brought before the meeting.

Only shareholders of record at the close of business on March 15, 2004 may vote at the meeting.

Your vote is important. Please complete, sign, date and return your proxy card promptly in the enclosed envelope.

By Order of the Board of Directors

/s/ JAMES D. MINIX

James D. Minix President and Chief Executive Officer

Fitzgerald, Georgia

March 21, 2004

COLONY BANKCORP, INC.

Post Office Box 989

115 South Grant Street

Fitzgerald, Georgia 31750

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 27, 2004

To the shareholders of Colony Bankcorp, Inc.:

Notice is hereby given that the annual meeting of shareholders (the “annual meeting”) of Colony Bankcorp, Inc. (the “Company”) will be held at Colony Bankcorp, Inc. Corporate Offices at 115 South Grant Street, Fitzgerald, Georgia on Tuesday, April 27, 2004 at 6:00 p.m., local time, for the following purposes:

(1)	To elect 9 directors for a term of one (1) year; and

(2)	To approve Colony Bankcorp, Inc. 2004 Restricted Stock Grant Plan; and

(3)	To transact any other business that may properly come before the annual meeting or any other adjournment or postponement thereof.

The close of business on March 15, 2004 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on the record date are entitled to notice of, and to vote at, the annual meeting.

Shareholders may receive more than one proxy because of shares registered in different names or addresses. Each such proxy should be marked, dated, signed and returned. Please check to be certain of the manner in which your shares are registered—whether individually, as joint tenants, or in a representative capacity—and sign the related proxy accordingly.

A complete list of shareholders entitled to vote at the annual meeting will be available for examination by any shareholder, for any purpose germane to the annual meeting, during normal business hours, for a period of at least 10 days prior to the annual meeting at the Company’s corporate offices located at the address set forth above.

You are cordially invited to attend the annual meeting. Whether or not you plan to do so, please mark, date and sign the enclosed proxy and mail it promptly in the enclosed postage-paid envelope. Returning your proxy does not deprive you of your right to attend the annual meeting and vote your shares in person.

More detailed information regarding the matters to be acted upon at the special meeting is contained in the proxy statement accompanying this notice.

By order of the Board of Directors

/s/ JAMES D. MINIX

James D. Minix, President and Chief Executive Officer

Fitzgerald, Georgia

March 26, 2004

COLONY BANKCORP, INC.

Post Office Box 989

115 South Grant Street

Fitzgerald, Georgia 31750

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

April 27, 2004

This proxy statement is furnished to the shareholders of Colony Bankcorp, Inc. in connection with the solicitation of proxies by its Board of Directors to be voted at the 2004 Annual Meeting of Shareholders and at any adjournments thereof (the “Annual Meeting”). The Annual Meeting will be held on Tuesday, April 27, 2004, at Colony Bankcorp, Inc. Corporate Offices at 115 South Grant Street, Fitzgerald, Georgia, at 6:00 p.m. local time.

The approximate date on which this proxy statement and the accompanying proxy card are first being sent or given to shareholders is March 26, 2004.

As used in this proxy statement, the terms Colony Bankcorp, Company, we, our and us all refer to Colony Bankcorp, Inc. and its subsidiaries.

VOTING

General

The securities which can be voted at the Annual Meeting consist of Colony Bankcorp’s $1.00 par value common stock (“Colony Bankcorp stock”), with each share entitling its owner to one vote on each matter submitted to the stockholders. The record date for determining the holders of Colony Bankcorp stock who are entitled to notice of and to vote at the Annual Meeting is March 15, 2004. On the record date, 5,740,218 shares of Colony Bankcorp stock were outstanding and eligible to be voted.

Quorum and Vote Required

The presence, in person or by proxy, of a majority of the outstanding shares of Colony Bankcorp stock is necessary to constitute a quorum at the Annual Meeting. In determining whether a quorum exists at the Annual Meeting for purposes of all matters to be voted on, all votes “for” or “against” as well as all abstentions (including votes to withhold authority to vote) will be counted.

In voting for the proposal to elect nine directors (Proposal No. 1), you may vote in favor of all nominees or withhold your votes as to all or as to specific nominees. The vote required to approve Proposal No. 1 is governed by Georgia law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. Any other matter which may be submitted to shareholders at the meeting will be determined by a majority of the votes cast at the meeting. Votes withheld and broker non-votes will not be counted and will have no effect.

In voting for the proposal to approve Colony Bankcorp, Inc. 2004 Restriced Stock Grant Plan (Proposal No. 2), you may vote in favor of, or against the proposal, or may abstain from voting. The vote required to approve Proposal No. 2 is governed by Georgia law and is a majority of the outstanding shares entitled to vote, provided a quorum is present. Abstentions and broker non-votes are considered in determining the number of votes required to obtain a majority of the shares represented and entitled to vote at the Annual Meeting and will have the same effect as a vote against such proposal.

Our directors and executive officers hold 1,430,013 shares of Colony Bankcorp stock, or approximately 24.91% of all outstanding stock, and we believe that all of those shares will be voted in favor of both proposals.

Proxies

All properly executed proxy cards delivered pursuant to this soliciation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees or withhold your votes as to specific nominees. In voting by proxy with regard to the other proposal, you may vote for the proposal, against the proposal or abstain from voting. You should specify your choices on the proxy card. If no specific instructions are given with regard to the matters to be voted upon, the shares represented by a signed proxy card will be voted “for” the proposals listed on the proxy card. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

All proxy cards delivered pursuant to this solicitation are revocable at any time before they are voted by giving written notice to our Secretary, Terry L. Hester, at 115 South Grant Street, Fitzgerald, Georgia 31750, by delivering a later dated proxy card, or by voting in person at the Annual Meeting.

All expenses incurred in connection with the solication of proxies will be paid by us. Solicitation may take place by mail, telephone, telegram, or personal contact by our directors, officers, and regular employees of the Company without additional compensation.

Proposal No. 1

Election of Directors

Our Board of Directors consists of ten members, seven of whom are non-employee directors. The Company’s bylaws provide that the Board of Directors shall consist of not less than three nor more than twenty-five persons, with the exact number to be fixed and determined from time to time by resolution of the Board of Directors, or by resolution of the shareholders at any annual or special meeting of shareholders. The Board of Directors has voted that the Board consist of nine members for the Company’s ensuing fiscal year.

The Nomination Committee, consisting of independent directors Terry Coleman, Morris Downing, Jerry Harrell and Sidney Ross recommended to the full board a slate of directors for consideration in the shareholders proxy for the Annual Meeting. The Board of Directors, based on the Nomination Committee recommendations, has nominated the following persons for submission to the shareholders for election for a one-year term expiring at the 2005 annual meeting:

Terry L. Coleman	James D. Minix
L. Morris Downing, Jr.	Walter P. Patten
Edward J. Harrell	W. B. Roberts, Jr.
Terry L. Hester	R. Sidney Ross
B. Gene Waldron

Each of the nominees is currently a director.

The Board of Directors recommends that you vote “FOR” the proposal to elect the nine nominees names above.

Each of the nominees has consented to serve if elected. If any nominee should be unavailable to serve for any reason, the Board may designate a substitute nominee (in which event the persons named as proxies will vote the shares represented by all valid proxy cards for the election of such substitute nominee), allow the vacancy to remain open until a suitable candidate is located, or reduce the number of directors.

Information as of December 31, 2003 about each of the nominees is set forth below. Their ownership of Colony Bankcorp stock is set forth in the table on page nine. Colony Management Services, Inc. and all listed banks are subsidiaries of the company.

Directors and Nominees:

Terry L. Coleman. Mr. Coleman, age 60, is the Owner of Huddle House in Eastman, Georgia. He serves as Speaker of the House of Representatives and a Director of Colony Bank of Dodge County. Mr. Coleman has been a Director of Colony Bankcorp since May, 1990.

L. Morris Downing, Jr. Mr. Downing, age 61, is President of Lowell Packing Company. He also serves as a Director of Colony Management Services, Inc. Mr. Downing has been a director of Colony Bankcorp since July, 1994 and has served as Chairman of the Board since May, 2002.

Terry L. Hester. Mr. Hester, age 49, has been Executive Vice President and Chief Financial Officer of Colony Bankcorp since June, 1994 and Secretary of Colony Bankcorp since May 2003. He also served as Acting President and Chief Executive Officer from June, 1993 to June, 1994 and has served as Treasurer since 1982. He also serves as a Director of Colony Bank Wilcox and Colony Bank Quitman, FSB. Mr. Hester has been a Director of Colony Bankcorp since March, 1990.

Edward J. Harrell. Mr. Harrell, age 59, is Partner of the Macon law firm, Martin, Snow, LLP. Mr. Harrell has been a director of Colony Bankcorp since December, 2002.

James D. Minix. Mr. Minix, age 62, has served as President and Chief Executive Officer of the Company since June, 1994. Mr. Minix served as President and Chief Executive Officer of Colony Bank of Fitzgerald from January, 1993 to June, 1994. He also served as President and Chief Executive Officer of Colony Bank Ashburn from February, 1990 to December 1992. He serves as a Director for Colony Bank Southeast and Colony Bank Worth. Mr. Minix has been a Director of Colony Bankcorp since March, 1994.

Walter P. Patten. Mr. Patten, age 52, has served as Executive Vice President of the Company since May, 2000. Mr. Patten has served as President and CEO of Colony Bank Worth since January, 1992. Mr. Patten has responsibility for supervision of all Colony banking subsidiaries. He serves as a Director of Colony Bank Worth, Colony Bank Ashburn, Georgia First Mortgage, Colony Management Services, Inc. and Colony Bank Quitman, FSB. Mr. Patten has been a director of Colony Bankcorp since December, 2000.

W. B. Roberts, Jr. Mr. Roberts, age 61, is a Farmer and a Businessman. He also serves as Chairman of the Board of Colony Bank Ashburn. Mr. Roberts has been a Director of Colony Bankcorp since March, 1990.

R. Sidney Ross. Mr. Ross, age 62, is President of Ross of Georgia, Inc. Mr. Ross has been a Director of Colony Bankcorp since November, 1982.

B. Gene Waldron. Mr. Waldron, age 44, is President of Tri-County Gin, Inc., President of Deep South Peanut, Inc., President of Waldron Enterprises, Inc. and Vice President of Waldron Farm Service, Inc. He also serves as Chairman of the Board of Colony Bank Southeast. Mr. Waldron has been a director of Colony Bankcorp since April, 2002.

Each director serves until the annual meeting following his election or until such later time as his successor is elected and qualifies or there is a decrease in the number of directors.

Executive Officers:

James D. Minix, Terry L. Hester, Walter P. Patten and Al D. Ross are the only executive officers of Colony Bankcorp, Inc. Messrs. Minix, Hester and Patten were previously reported on as nominees for election as directors.

Al D. Ross. Mr. Ross, age 40, has served as President and Chief Executive Officer of Colony Bank Southeast since May, 2001. He also served as Executive Vice President of Colony Bank Southeast from March, 1998 to May, 2001. He also serves as Executive Vice President of Colony Bankcorp since January, 2003 and served as Senior Vice President of Colony Bankcorp from May, 2002 to January, 2003. Mr. Ross has responsibility for supervision of the credit function for all Colony banking subsidiaries. Mr. Ross serves as a Director of Colony Bank Southeast, Colony Management Services, Inc. and Chairman of Georgia First Mortgage Company.

Executive officers do not hold office for a fixed term but may be removed by the Board of Directors with or without cause. The company does not have any employment or change-in-control agreements with any of the named executive officers.

Governance of the Company

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize shareholder value in a manner consistent with legal requirements and the highest standards of integrity. Colony Bankcorp, through its Board of Directors and management, has long sought to meet the highest standards of corporate governance. The Board has adopted and adheres to corporate governance guidelines which the Board and senior management believe promote this purpose, are sound and represent best practices. We continually review these governance practices, Georgia law (the state in which we are incorporated), the rules and listing of NASDAQ, and SEC regulations, as well as best practices suggested by recognized governance authorities.

Currently, our Board of Directors has 10 members, seven of whom meet the NASDAQ standard for independence. Only independent directors serve on our Audit Committee, Governance Committee, Compensation Committee and Nomination Committee.

In May 2003, the Board of Directors re-appointed L. Morris Dowing, Jr. as Chairman, a position Mr. Downing has held since May 2002. In this capacity, Mr. Downing has frequent contact with Mr. Minix and other members of management on a broad range of matters and has additional corporate governance responsibilities for the Board. The Board of Directors has determined that Mr. Downing meets the Rules of NASDAQ standard for independence.

In assessing potential directors for our Board, we look for candidates who possess a wide range of experience, skills, areas of expertise, knowledge and business judgement. A director candidate should also have demonstrated superior performance or accomplishments in his or her professional undertakings.

Our Board of Directors conducts regular meetings, generally on a monthly basis and also conducts some of its business through the six committees described below. Our Board of Directors met twelve times during the year and each director attended at least 75% of the meetings of the full Board and of the committee on which he serves.

Committees of the Board of Directors

The Executive Committee is appointed by the Chairman of the Board of Directors of the Company, subject to election by the full board. The purpose of the Executive Committee is to conduct necessary business and make decisions on behalf of the full Board between regular Board meetings. Mr. Ross, Mr. Kimball (1), Mr. Harrell, Mr. Minix and Mr. Downing were members of this committee during the year. The committee met four times during the year.

The Compensation Committee is appointed by the Chairman of the Board of Directors of the Company, subject to election by the full board. The purpose of the Compensation Committee is to ensure that the Chief Executive Officer, other executive officers and key management of the Company are compensated effectively in a manner consistent with the compensation strategy of the company, internal equity considerations, competitive practice, and any requirements of appropriate regulatory bodies, to establish guidelines and oversee the administration of executive compensation plans and arrangements as well as certain employee benefit plans and to recommend any changes to the Director’s compensation package. Mr. Downing, Mr. Harrell, Mr. Kimball (1), Mr. Coleman and Mr. Minix were members of this committee during the year. Mr. Minix resigned from the committee in December 2003 and as of December 31, 2003, the members of the Compensation Committe met the independence requirements of the Company’s Corporate Governance Guidelines and the rules of NASDAQ. The committee met two times during the year.

The Governance Committee is appointed by the Chairman of the Board of Directors of the Company, subject to election by the full board. The purpose of the Governance Committee is to take a leadership role in shaping the corporate governance of the Company, to develop and recommend to the Board a set of corporate governance guidelines and to address committee structure and operations. Mr. Harrell, Mr. Coleman, Mr. Downing and Mr. Ross were members of this committee during the year. As of December 31, 2003 the members of the Governance Committee met the independence requirements of the Company’s Corporate Governance Guidelines and the Rules of NASDAQ. The committee met one time during the year.

The Audit Committee is appointed by the Chairman of the Board of Directors of the Company, subject to election by the full board. The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities for the company’s accounting and financial reporting processes and audits of the financial statements of the company by monitoring the integrity of the company’s financial statements, the independence and qualifications of its external auditor, the company’s system of internal controls, the performance of the company’s internal audit process and external auditor and the company’s compliance with laws, regulations and the Directors and Senior Financial Officers Code of Ethical Conduct and the Code of Conflict. Mr. Kimball (1), Mr. Coleman, Mr. Waldron, Mr. Harrell and Mr. Downing were members of this committee during the year. Mr. Harrell resigned from the committee in December 2003 and as of December 31, 2003, the members of the Audit Committee met the independence requirements of the Company’s Corporate Governance Guidelines and the Rules of NASDAQ. The committee met twelve times during the year.

The Asset-Liability Management Committee is appointed by the Chairman of the Board of Directors of the Company, subject to election by the full Board. The purpose of the Asset-Liability Management Committee is to monitor all aspects of the Company’s Asset/Liability Management functions as set forth in Colony Bankcorp, Inc. Asset/Liability Management Policy. Mr. Hester, Mr. Downing, Mr. Roberts and Mr. Waldron were members of this committee during the year. The committee met two times during the year.

The Nomination Committee is appointed by the Chairman of the Board of Directors of the company, subject to election by the full Board. The purpose of the Nomination Committee is to make recommendations to the Board on qualifications and selection criteria for Board members and review the qualifications of potential candidates for the Board and to make recommendations to the Board on nominees to be elected at the Annual Meeting of Stockholders. Colony Bankcorp, Inc. has a standing Nominating Committee composed of the following members: Directors Harrell, Coleman, Downing and Ross. Each of the members of the Committee were deemed independent as defined in the listing standards of the National Association of Securities Dealers (“NASD”). The Committee has a written charter, a copy of which is attached hereto as Exhibit “B”. The charter is not currently avaliable on the Company’s website. The Committee does not currently have a policy or process for identifying and evaluating nominees, other than the qualification requirements set forth by the Georgia Department of Banking & Finance. The Committee does not currently have a policy with regard to the consideration of any director candidates recommended by security holders. The Board of Directors has determined such a policy has been unnecessary in the past and will charge the Nominating Committee to evaluate the appropriateness of developing such a policy in the coming year. The committee met one time during the year.

(1) Mr. Harold Kimball was a member of the board and various committees, all of 2003, and was not nominated as a director nominee for election in 2004 due to reaching mandatory retirement age of 70 years.

Director Compensation

Directors of the Company receive $600 for each meeting of the Board of Directors attended and $500 for meetings not attended with the exception of the Chairman who receives $700 for each board meeting attended. Outside directors are paid $200 per month for each committee of the company for which they serve.

Directors of Colony Bank of Fitzgerald receive $400 for each meeting attended, $300 for meetings not attended and $75 for each loan committee meeting attended. Directors Emeritus receive $200 for each meeting attended.

Directors of Colony Bank Ashburn receive $300 for each meeting attended and $50 for each loan and audit committee meeting attended.

Directors of Colony Bank of Dodge County receive $300 for each meeting attended and $50 for each loan committee meeting attended.

Directors of Colony Bank Worth receive $300 for each meeting attended and $50 for each loan committee meeting attended.

Directors of Colony Bank Southeast receive $300 for each meeting attended and $50 for each committee meeting attended.

Directors of Colony Bank Wilcox receive $300 for each meeting attended and $50 for each loan committee meeting attended.

Directors of Colony Management Services, Inc. receive $250 for each meeting attended.

Directors of Colony Bank Quitman, FSB receive $450 for each meeting attended and $100 for each loan committee meeting attended.

Directors Emeritus of Colony Bankcorp, Inc. receive $300 for each board meeting attended and $150 for each committee meeting attended.

Directors of Colony Bank of Fitzgerald were able to defer all or a portion of director’s fees in return for a deferred income agreement. Under the agreement, a Director agrees to serve for either five or ten years without director’s fee compensation in exchange for an agreement by the Bank to pay the director deferred income at death, or upon attaining age 65. With the deferred compensation, the Bank has purchased key man insurance on the participating directors which will pay the Bank a death benefit equal in value to the projected cost of the deferred income. Management believes the program will have no net cost to the Bank. Liabilities accrued under the plan totaled $796,048 as of December 31, 2003. Benefit payments under the contracts were $100,335 in 2003. Provisions charged to operations totaled $134,724 in 2003. All fees covered by the deferred compensation plan have been deferred and all directors are now receiving director fees. Colony Bank of Fitzgerald continues to pay premiums on the insurance policies. All directors are participating in the plan, except new directors elected since 1990.

Directors of Colony Bank Quitman, FSB adopted a deferred compensation plan effecitve December 15, 1996 for the benefit of its officers and directors. The bank funds the plan with general bank assets. The bank acquired life insurance policies to serve as the primary funding source. As of December 31, 2003, the cash values of those policies were $1,182,813. The liability accrued for benefits payable under the plan was $81,881 as of December 31, 2003. The purposes of the plan are to provide key person life insurance to the bank and to provide retirement benefits to key employees. A total of six directors participate in the plan. Annual future retirement payments for non-employee directors have limits based on the participant’s highest annual compensation. During 2003, the bank recognized deferred compensation expense of $5,940. Income recognized on plan assets was $32,624. Thus, net income for calendar 2003 was $26,684. All directors are participating in the plan, except new directors elected since 2002.

Stock Ownership

Principal Shareholders

This table sets forth information as of February 28, 2004, regarding ownership of Colony Bankcorp by each person we believe owns more than 5% of such stock.

Name and Address	Shares Beneficially Owned		Percent of Class
Robert Sidney Ross Post Office Box 666 Ocilla, Georgia 31774	669,420	(1)	11.66%

(1)	Includes 542,810 shares owned by Robert Sidney Ross; 86,186 shares owned by Ross of Georgia Inc; 7,202 shares owned by minor children; 362 shares owned by spouse; and 32,860 shares owned by a family trust.

Directors and Executive Officers

The following table sets forth information as of February 28, 2004 regarding the ownership of Colony Bankcorp stock by each Colony Bankcorp director (including nominees for director) and by the executive officers of Colony Bankcorp and its subsidiaries, and by all directors and executive officers as a group.

Name and Address	Shares Beneficially Owned (1)		Percent of Class
Terry L. Coleman Director	125,749		2.19%
L. Morris Downing, Jr. Director	179,752		3.13%
Edward J. Harrell Director	21,000		0.37%
Terry L. Hester Director; Executive Officer	106,509	(2)	1.86%
Harold E. Kimball (3) Director	77,206		1.35%

Name and Address	Shares Beneficially Owned (1)		Percent of Class
James D. Minix Director; Executive Officer	116,105	(2)	2.02%
Walter P. Patten Director; Executive Officer	31,987	(2)	0.56%
W. B. Roberts, Jr. Director	20,727		0.36%
R. Sidney Ross Director	669,420		11.66%
B. Gene Waldron Director	73,918		1.29%
Al D. Ross Executive Officer	7,640	(2)	0.13%
All directors and executive officers as a group (11 persons)	1,430,013		24.91%

(1)	Includes shares owned by spouses and minor children of officers and directors, as well as shares owned by trust or businesses in which officers and directors have a significant interest. The information contained herein shall not be construed as an admission that any such person is, for purposes of Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities not held of record by that person or entity.

(2)	Includes shares held by Trustees of Colony Bankcorp, Inc. Profit Sharing and Stock Bonus Plan of which Mr. Hester has 48,810 allocated shares; Mr. Minix has 23,670 allocated shares; Mr. Patten has 11,399 allocated shares; and Mr. Al Ross has 720 allocated shares as of December 31, 2003. Although shares are held by Trustees, all plan participants direct the Trustees in the manner in which they wish their allocated shares to be voted. Unallocated shares, if any, will not be voted pursuant to the plan.

(3)	Mr. Harold Kimball was a member of the board and various committees all of 2003 and was not nominated as a director nominee for election in 2004 due to reaching mandatory retirement age of 70 years.

Executive Compensation

The following table sets forth the total annual compensation paid in each of the last three fiscal years to those persons who served as Executive Officer for any part of the preceding fiscal year and who received an annual salary and bonus in excess of $100,000 (collectively, the “Named Executive Officers”) in the last fiscal year.

Summary Compensation Table

	Annual Compensation					(2)		(3)
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation		Long-Term Compensation		All Other Compensation
James D. Minix	2003	$169,050	$30,000	$29,450	(1)	$32,000	(2)	—
President and Chief	2002	$161,000	$49,126	$32,306	(1)	—		—
Executive Officer of the Company	2001	$131,000	$53,056	$35,348	(1)	—		—

Terry L. Hester	2003	$100,000	$10,000	$18,142	(1)	$8,000	(2)	—
Executive Vice President and	2002	$97,500	$6,345	$17,455	(1)	—		—
Chief Financial Officer of the Company	2001	$94,000	$9,532	$17,935	(1)	—		—

Walter P. Patten	2003	$137,500	$26,906	$33,276	(1)	$16,000	(2)	—
Executive Vice	2002	$130,000	$20,673	$29,958	(1)	$13,400	(2)	—
President of the Company; President and CEO of Colony Bank Worth	2001	$124,519	$28,438	$26,571	(1)	$10,000	(2)	—

Al D. Ross	2003	$104,423	$27,800	$17,479	(1)	$13,600	(2)	—
Executive Vice President of	2002	$97,500	$21,000	$13,860	(1)	$10,050	(2)	—
the Company and President and CEO of Colony Bank Southeast	2001	$92,500	$25,000	$12,557	(1)	$5,000	(2)	—

Name	2003	2002	2001
(1) Includes dollar value of Group Term Life and company vehicle provided to executive officers as follows:

James D. Minix	$2,300	$2,306	$1,902
Terry L. Hester	$581	$405	$472
Walter P. Patten	$1,224	$1,109	$1,076
Al D. Ross	$1,002	$805	$526

Includes contribution to the profit sharing plan of Colony Bankcorp, Inc. as follows:

James D. Minix	$12,500	$12,500	$14,246
Terry L. Hester	$6,911	$6,750	$8,013
Walter P. Patten	$10,352	$9,799	$6,195
Al D. Ross	$8,327	$7,655	$7,081

Includes director’s fees paid by the Company and its subsidiaries as follows:

James D. Minix	$14,650	$17,500	$19,200
Terry L. Hester	$10,650	$10,300	$9,450
Walter P. Patten	$21,700	$19,050	$19,300
Al D. Ross	$8,150	$5,400	$4,950

(2)	Mr. Minix received 2,000 shares of Colony stock with a fair market value of $16.00 per share for 2003. Mr. Hester received 500 shares of Colony stock with a fair market value of $16.00 per share for 2003. Mr. Patten received 1,000 shares of Colony Stock with a fair market value of $16.00 per share, 1,000 shares with a fair market value of $13.40 and 1,000 shares with a fair market value of $10.00 per share respectively for 2003, 2002 and 2001. Mr. Ross received 850 shares of Colony stock with a fair market value of $16.00, 750 shares with a fair market value of $13.40 and 500 shares with a fair market value of $10.00 per share respectively for 2003, 2002 and 2001. These shares were issued pursuant to Colony Bankcorp, Inc. 1999 Restricted Stock Grant Plan . Shares granted are fully vested after three years.

(3)	There was no additional compensation for any executive officers.

Profit Sharing and Stock Bonus Plans

Each of the subsidiary banks of the Company has adopted a profit sharing and stock bonus plan which provides for the Board of Directors to make a discretionary contribution to the plan out of profits in an amount not to exceed 10% of the total annual compensation of the employees eligible to participate in the plan. Employees are eligible to participate after completion of one year of service. The contribution by the Bank is allocated among the participants according to the ratio of the participant’s compensation to the total compensation of all employees. The employee’s interest vests over a period of seven years; prior to 1989 an employee’s interest in its individual account vested over a period of eleven years. For the year ending December 31, 2003, the Board of Directors of the Company and subsidiary banks voted to contribute in the aggregate $476,178 of the profits of the Company to the Company’s profit sharing plans.

Other Compensation and Benefit Plans

Incentive Cash Plan. Bonuses for our Cash Incentive Plan are tied to a weighting factor, of which one-half of the bonus award is based on the Company’s return on equity, along with other weighting factors of loan growth, problem asset reduction, net interest margin, net overhead, past due loan levels and charge-off loan levels with the reward potential within a range of 6.25% to 50% of salary. The compensation listed as “bonus” in the summary compensation table for executive compensation represents payments under the cash incentive plan to the listed executive officers.

Transactions with the Company

Loans. The Company’s directors and officers from time to time have borrowed funds from the Company’s subsidiaries for various business and personal reasons. Such loans are made in strict compliance with state and Federal statutes and regulations of the Federal Deposit Insurance Corporation and the Georgia Department of Banking and Finance.

As of December 31, 2003, certain officers, executive officers, directors, and companies in which they are an executive officer or partner or in which they have a 10% or more beneficial interest, were indebted to the bank in the aggregate amount of $11,249,026. Such loans were (1) made in the ordinary course of business; (2) were made on substantially the same terms, including interest rates and collateral, as were prevailing at the time for comparable transactions with other persons; and (3) did not involve more than normal risk of collectibility or present other unfavorable features.

The Company and its subsidiaries utilized the services of Martin, Snow, LLP during 2003. Mr. Edward J. Harrell is a director of the Company and a partner in that law firm.

Legal Proceedings

There are no “material” pending legal proceedings, other than ordinary routine litigation incidental to the business of the Company, to which the Company or any of its subsidiaries is a party or of which any of their property is subject. Material proceedings are defined as claims for damages where the amount involved, exclusive of interest and cost, exceeds ten percent of the current assets of the Company and its subsidiaries on a consolidated basis.

During the previous five years, no director, person nominated to become a director, or executive officer of the Company was the subject of a legal proceeding that is material to an evaluation of the ability or integrity of any such person.

Report on Executive Compensation

The Colony Bankcorp Compensation Committee makes this report on executive compensation for the fiscal year ended December 31, 2003.

One of the committee’s responsibilities is to determine the compensation of the executive officers of Colony Bankcorp, Inc. and its subsidiaries (“Colony Bankcorp”), including those named in the Summary Compensation Table which appears elsewhere in this proxy statement. The components of executive compensation are salary, bonus awards under the Company’s Incentive Cash Plan, contributions by the Company to its Profit Sharing Plan, director fees, the dollar value of our group term life insurance and company vehicles provided to executive officers and long term compensation in which Colony shares are granted with Colony Bankcorp, Inc. Restricted Stock Grant Plan.

It is our policy to determine the salary components of executive compensation principally upon the basis of corporate performance, although the elements of corporate performance may vary from year to year. Among the performance factors which we consider are corporate profitability, asset quality, growth and corporate performance relative to industry standards such as problem asset levels, past due loan levels, loan production, net interest rate margin and net overhead. We do not use a formula to calculate the relative weight of these performance factors in establishing base salary, but do give significant subjective weight to the overall value of Colony Bankcorp from year to year.

We also take into account how the overall level of Colony Bankcorp’s executive compensation compares to similar-sized bank holding companies in the Southeastern United States. It was determined that the salary and bonus component of executive compensation was generally within competitive market limits of similar-sized bank holding companies. All other employment benefits of the executive officers were found to be generally within competitive limits.

In setting the compensation for fiscal year 2003 of James D. Minix, the Company’s President and Chief Executive Officer, which included a 5.00% salary increase, a continuation of the bonus award with the Company’s Cash Incentive Plan within a range of 12.50% to 50.00% of salary, and grant of 2000 shares of Colony stock with Colony Bankcorp, Inc. 1999 Restricted Stock Plan, we did not apply an objective formula, but did take into account the following factors:

1.	During the fiscal year 2002, Colony Bankcorp continued to increase in value as reflected by an approximate 22.53% increase in stockholder’s equity from fiscal year 2001. During that same period, the market value of the Company’s common stock increased by approximately 19.40%.

2.	Colony Bankcorp posted record earnings for fiscal year 2002. Net income for 2002 increased by approximately 18.19% from 2001.

3.	Colony Bankcorp’s total assets increased by approximately 25.67% from fiscal 2001 to fiscal 2002.

The compensation committee considered similar factors in setting the compensation for Messrs. Hester, Patten, and Ross.

The Board of Directors of the Company did not modify or reject any recommendations we made in 2003 with respect to compensation decisions.

COLONY BANKCORP, INC. COMPENSATION COMMITTEE:

Terry L. Coleman	Harold Kimball
L. Morris Downing, Jr.	Jerry Harrell

Compensation Committee Interlocks and Insider Participation

No interlocks or insider participation exists within the Compensation Committee. James D. Minix is an executive officer of the company and served on the Compensation Committee until his resignation from the committee in December 2003. Mr. Minix did not participate in any matters relating to his compensation.

Audit Committee Report

The Audit Committee reports as follows with respect to the audit of the Company’s 2003 audited consolidated financial statements.

•	The Committee has reviewed and discussed the Company’s 2003 audited consolidated financial statements with the Company’s management;

•	The Committee has discussed with the independent auditors, McNair, McLemore, Middlebrooks, & Co., LLP, the matters required to be discussed by SAS 61, which include, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements;

•	The Committee has received written disclosures and the letter from the independent auditors required by ISB Standard No. 1 (which relates to the auditor’s independence from the corporation and its related entities) and has discussed with the auditors the auditor’s independence from the Company; and

•	Based on review and discussions of the Company’s 2003 audited consolidated financial statements with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s 2003 audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K.

March 26, 2004	AUDIT COMMITTEE:
	Harold E. Kimball	B. Gene Waldron
	L. Morris Downing, Jr.	Terry L. Coleman

Audit Committee Charter

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached to this Proxy Statement as Exhibit A. The Board of Directors reviews and approves changes to the Audit Committee charter annually.

Independence of Audit Committee Members

The Company’s Audit Committee is comprised of Harold E. Kimball, L. Morris Downing, Jr., B. Gene Waldron and Terry L. Coleman. Each of these members meets the requirements for independence as defined by the applicable Nasdaq standards. In addition, the Board of Directors has determined that at least one member of the Audit Committee meets the Rules of NASDAQ standard of having accounting or related financial management expertise. Mr. Kimball was elected the financially sophisticated individual on the Audit Committee in lieu of naming a “financial expert”. In addition, Mr. Kimball was elected Chairman of the Audit Committee.

The Audit Committee does not include a financial expert as defined by the Sarbanes Oxley Act of 2002 and the Company has not named a financial expert because the Board of Directors has determined the financial acumen of each member of the Audit Committee to be very strong and capable of satisfactorily discharging their duties and responsibilities to the Board of Directors and the shareholders.

Shareholder Commications with the Board of Directors

Our Board of Directors does not have an established written policy or process from security holders to send communications to the Board of Directors. However, it has been the practice of the Company to direct any such communications to the Chairman of the Board, who would, in his or her discretion, discuss the communications with the Board at a regular Board meeting. The Board has determined this policy and process to be satisfactory in allowing security holders to communicate directly with the Board of Directors.

The Company does not have a formal policy regarding director attendance at the Company’s annual meeting. However, all directors are encouraged to attend. Approximately 80% of the Board was in attendance at last year’s annual meeting.

Exhibit A

COLONY BANKCORP, INC.

AUDIT COMMITTEE CHARTER

PURPOSE

The Audit Committee (the “Committee”) is appointed by the Chairman of the Board of Directors (the “Board”) of the company, subject to election by the full Board, to assist the Board in fulfilling its oversight responsibilities for the company’s accounting and financial reporting processes and audits of the financial statements of the company by monitoring (1) the integrity of the company’s financial statements, (2) the independence and qualifications of its external auditor, (3) the company’s system of internal controls, (4) the performance of the company’s internal audit process and external auditor, and (5) the company’s compliance with laws, regulations and the Directors and Senior Financial Officers Code of Ethical Conduct and the Code of Conduct. The Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the company’s annual meeting proxy statement.

AUTHORITY

The Committee has authority to conduct or authorize examinations into any matters within its scope of responsibility. It has sole authority to (1) appoint, compensate, retain and directly oversee the work of the company’s external auditor (subject to shareholder approval if applicable), (2) resolve any disagreements between management and the auditors regarding financial reporting, and (3) pre-approve all audit services and permitted non-audit services provided to the company by its external auditor. It also has authority to:

•	Retain outside advisors, including counsel, as it determines necessary to carry out its duties.

•	Seek any information it requires from employees — all of whom are directed to cooperate with the Committee’s requests — or external parties.

•	Meet with company officers, external auditors, or outside counsel, as necessary.

•	Review and approve all related-party transactions.

The company shall provide appropriate funding, as determined by the Committee, for payment of compensation to any registered public accounting firm engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the company; for payment to any advisors employed by the Committee; and for payment of necessary administrative expenses of the Committee.

COMPOSITION

The Committee will consist of at least three members of the board of directors. The Board Chairman will appoint Committee members on the recommendation of the company’s Governance, Compensation and Nominations Committee, subject to election by the full Board. The Committee members shall elect the Committee Chairman. Committee members may be replaced by the Board. Each Committee member shall meet the NASDAQ independence definitions set forth in Rule 4200(a)(14) and in other applicable rules. In addition, Committee members must not receive any payment other than payment for board or Committee service, consistent with Section 1OA(m) of the Exchange Act and Rule 1OA-3 issued thereunder and must not be an affiliated person of the company or any subsidiary, consistent with Section 1 OA(m) of the Exchange Act and Rule 1 OA-3 issued thereunder. Each Committee member must be able to read and understand financial statements. At least one member must have past employment experience in finance or accounting, requisite professional certification in finance or accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities. Any member that satisfies the definition of audit committee financial expert under Item 401(h) of Regulation S-K or Item 40 1(e) of Regulation S-B is presumed to be financially sophisticated. If no member of the Committee satisfies the definition of audit committee financial expert, the Committee shall direct the company to include appropriate disclosures in Commission filings as required by the Commission rules and regulations then in effect.

MEETINGS

The Committee will meet as often as it determines is appropriate, but not less frequently than quarterly. All Committee members are expected to attend each meeting, in person or via telephone or video conference. The Committee periodically will hold private meetings with management, the internal auditor and the external auditor. The Committee may invite any officer or employee of the company, the external auditor, the company’s outside counsel, the Committee’s counsel or others to attend meetings and provide pertinent information. Meeting agendas will be prepared by the individual serving as chief audit executive (the “CAE”) and provided in advance to members, along with appropriate briefing materials. Minutes will be kept by a member of the Committee or a person designated by the Committee.

RESPONSIBILITIES

The Committee will carry out the following responsibilities:

•	Financial Statements

•	Review and discuss with management and the external auditor significant accounting and financial reporting issues, including complex or unusual trans actions and judgments concerning significant estimates or significant changes in the company’s selection or application of accounting principles, and recent professional, accounting and regulatory pronouncements and initiatives, and understand their impact on the company’s financial statements.

•	Review with management and the external auditor the results of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information and any significant disagreements with management.

•	Review and discuss with management and the external auditor the annual financial statements along with any off-balance sheet structures, including disclosures made in management’s discussion and analysis, and recommend to the board of directors whether they should be included in the company’s Form 10-K.

•	Review and discuss with management and the external auditor interim financial statements, including the results of the external auditor’s review of the quarterly financial statements, before filing the company’s Form 10-Q with the Commission or other applicable regulatory filings with regulators.

•	Review disclosures made to the Committee by the company’s CEO and CFO during their certification process for the Form 10-K and Forms 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the company’s internal controls.

•	At least annually prior to the filing of the audit report with the Commission (and more frequently if appropriate), review and discuss reports from the external auditor on (1) all critical accounting policies and practices to be used, (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the external auditor and (3) other material written communications between the external auditor and management, such as any management letter or schedules of unadjusted differences.

•	Review with management and the external auditor all matters required to be communicated to the Committee under generally accepted auditing standards, including matters required to be discussed by Statement on Auditing Standards No. 61 relating to conduct of the audit.

•

Discuss with management the company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made). The Committee does not need to discuss each release in advance.

•	Understand how management prepares interim financial information and the nature and extent of internal and external auditor involvement.

•	Internal Controls

•	Consider the effectiveness of the company’s internal control systems, including information technology security and control.

•	Understand the scope of internal audit’s and external auditor’s reviews of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management’s responses.

•	Internal Audit

•	Review with management, the external auditor and the CAE the charter, plans, activities, staffing and organizational structure of the internal audit function, and any recommended changes thereto, as well as staff qualifications.

•	Review significant reports to management prepared by internal audit and management’s responses.

•	Ensure there are no unjustified restrictions or limitations on the CAE’s scope of activities or access to information, and review and concur in the appointment, replacement, or dismissal of the CAE.

•	On a regular basis, meet separately with the CAE to discuss any matters that the Committee or internal audit believes should be discussed privately.

•	Require the CAE to report, functionally, to the Committee.

•	External Audit

•	Require the external auditor to report directly to the Committee.

•	Meet with the external auditor to discuss the external auditor’s proposed audit planning, scope, staffing and approach, including coordination of its effort with internal audit.

•	Obtain and review a report from the external auditor regarding its quality control procedures, and material issues raised by the most recent internal quality control review, or peer review, of the firm or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more of the independent audits carried out by the firm, and any steps taken to deal with any such issues and all relationships between the external auditor and the company.

•	Evaluate, and present to the board of directors its conclusions, regarding the qualifications, performance and independence of the external auditor, including considering whether the auditor’s quality controls are adequate and permitted non-audit services are compatible with maintaining the auditor’s independence, taking into account the opinions of management and the internal auditors.

•	Ensure the rotation of the audit partners as required by law and consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the external audit firm on a regular basis.

•	Establish policies concerning the company’s hiring of employees or former employees of the external auditor, as required by law and by applicable listing standards.

•	On a regular basis, meet separately with the external auditor to discuss any matters that the Committee or external auditor believes should be discussed privately.

•	Compliance

•	Review the effectiveness of the system for monitoring compliance with laws and regulations. The results of management’s investigation and follow-up (including disciplinary action) of any instances of noncompliance should also be reviewed.

•	Obtain from the external auditor assurance that Section lOA(b) of the Securities and Exchange Act of 1934 has not been implicated (regards illegal acts and appropriate responses by company and external auditor).

•	Advise the board of directors with respect to the company’s policies and procedures regarding compliance with applicable laws and regulations and with the Directors and Senior Financial Officers Code of Ethical Conduct and the Code of Conduct, including review of the process for communicat ing these Codes to company personnel and for monitoring compliance.

•	Establish procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Review and discuss with management and the external auditor any correspondence with, or the findings of any examinations by, regulatory agencies, published reports or auditor observations that raise significant issues regarding the company’s financial statements or accounting policies.

•	Obtain regular updates from management and company counsel regarding compliance matters and legal matters that may have a significant impact on the financial statements or the company’s compliance policies.

•	Reporting Responsibilities

•	Regularly report to the board of directors about Committee activities, issues and related recommendations.

•	Provide an open avenue of communication between internal audit, the external auditor and the board of directors.

•	Review any other reports the company issues that relate to Committee responsibilities.

•	Other Responsibilities

•	Perform other activities related to this charter as requested by the board of directors.

•	Institute and oversee special investigations as needed.

•	Review and assess the adequacy of the Committee charter, annually, requesting board approval for proposed changes, and ensure appropriate disclosure as may be required by law or regulation.

•	Annually review the Committee’s own performance.

Exhibit B

COLONY BANKCORP, INC.

GOVERNANCE, COMPENSATION, AND NOMINATION COMMITTEES CHARTER

COMPOSITION

The Chairman of the Board of Directors of Colony Bankcorp, Inc. (the “Board”), shall appoint annually Governance, Compensation, and Nomination Committees (the “Governance Committees”), each comprised of three or more Directors independent of management. The appointments will be subject to election by the full Board. One of the members of the Governance Committee shall be elected Chairman by the committee members. The members of the Governance Committees shall meet the independence requirements of the Company’s Corporate Governance Guidelines and the Rules of NASDAQ as approved by the Securities and Exchange Commission on November 4, 2003, and as they may be amended.

AUTHORITY

The Governance Committees are granted the authority to perform the duties enumerated in this Charter and, upon the direction and approval of the Board, to investigate any human resources, board governance, or compensation activity of the Company.

RESPONSIBILITY

The Board delegates to the Governance Committees strategic and administrative responsibility on a broad range of issues as follows: to ensure that the Chief Executive Officer (CEO), other executive officers, and key management of the Company are compensated effectively in a manner consistent with the compensation strategy of the company, internal equity considerations, competitive practice, and any requirements of appropriate regulatory bodies; to establish guidelines and oversee the administration of executive compensation plans and arrangements as well as certain employee benefit plans; to recommend to the Board changes in board composition, new candidates and changes to the Director’s compensation package. The Governance Committees are also responsible for taking a leadership role in shaping the corporate governance of the Company.

SPECIFIC DUTIES

The Nomination Committee shall be responsible for the following:

•	Make recommendations to the Board with respect to the size and composition of the Board.

•	Make recommendations to the Board on the minimum qualifications and standards for director nominees and the selection criteria for Board members and review the qualifications of potential candidates for the Board.

•	Make recommendations to the Board on nominees to be elected at the Annual Meeting of Stockholders.

•	Seek and identify a qualified director nominee, in the event that a director vacancy occurs, to be recommended to the Board for either appointment by the Board to serve the remainder of the term of a director position that is vacant or election at the annual meeting of the stockholders.

•	Adopt procedures, as needed, detailing the company’s process for identifying and evaluating candidates to be nominated as directors.

The Compensation Committee shall be responsible for the following:

•	Duties with regard to Director Compensation:

•	Recommend to the Board any changes to the director’s compensation package.

•	Duties with regard to Executive Compensation:

•	Review and approve the Company’s stated compensation strategy to ensure that there is a strong link between the economic interests of management and shareholders, that management members are rewarded appropriately for their contributions to company growth and profitability, and that the executive compensation strategy supports organization objectives and shareholder interests.

•	Review and approve the individual elements of total compensation for the CEO. This includes base salary, incentives, stock awards, benefits and perquisites. The Committee shall review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and set the CEO’s compensation level based on that evaluation.

•	Review and approve the individual elements of total compensation for Colony Bankcorp, Inc. executive management. Review and approve general elements of total compensation for key management and other officers.

•	Review and approve the design, performance measures, and award opportunities for the Company’s executive compensation plans.

•	Review and approve the terms and conditions of stock compensation and the number of shares reserved for stock grants and awards.

•	Oversee the administration and operation of the Cash Incentive Plan, Executive Stock Grant Plan, 401(k) Plan, and any other executive compensation plans and arrangements.

•	Communicate to shareholders the Company’s compensation philosophy, policies, and practices as required by the Securities and Exchange Commission.

•	Duties with regard to Employee Benefits:

•	Oversee the administration and operation of the 401(k) Plan, the Cash Incentive Bonus Plan, the Profit Sharing Compensation Plan, and other designated employee benefit plans.

The Governance Committee shall be responsible for the following:

•	The Governance Committee is responsible for taking a leadership role in shaping the corporate governance of the Company.

•	The Governance Committee shall develop and recommend to the Board a set of corporate governance guidelines, and periodically review and reassess the adequacy of those guidelines and recommend any proposed changes to the Board for approval.

•	The Governance Committee shall address committee structure and operations, committee reporting to the Board, committee member qualifications and committee member appointment and removal.

•	The Governance Committee shall adopt a process whereby it receives comments from Directors and reports annually to the Board with an assessment of the Board’s performance, to be discussed with the full board.

•	The Governance Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Governance Committee shall annually review its own performance.

STAFF AND OTHER SUPPORT

Primary staff support for the Governance Committees shall be provided by Colony Management Services, Inc. General Counsel of the Company shall assist on corporate governance matters. Further, the Governance Committees shall also have authority to obtain advice and assistance from internal or external sources, including accounting, audit, and other advisors.

MEETINGS

The Governance Committees shall meet quarterly or at other times as the Chairmen of the Governance Committees shall designate. As necessary or desirable, the Chairmen of the Governance Committees may request that certain members of management be present at meetings of the Governance Committees.

REPORTS AND MINUTES

The Governance Committees shall report to the Board actions of each Committee at the next regularly scheduled meeting of the Board or, as required by the nature of its duties on its activities, and shall make recommendations to the Board as the Governance Committees decide are appropriate. The Governance Committees shall keep minutes for each meeting. The Governance Committees Chainnen shall review and approve the Governance Committees minutes, and they shall be filed with the Corporate Secretary for retention with the records of the Company.

Proposal No. 2

Approval of Colony Bankcorp, Inc. 2004 Restricted Stock Grant Plan

The Board of Directors recommends that shareholders approve Colony Bankcorp, Inc. 2004 Restricted Stock Grant Plan.

At its February 17, 2004 board meeting, the Board of Directors voted to adopt, subject to the approval of a majority of our shareholders at the 2004 Annual Meeting, the Colony Bankcorp, Inc. 2004 Restricted Stock Grant Plan. The text of this plan is attached to this proxy as Exhibit B. The plan enables our Board of Directors, or a committee thereof, to grant up to 114,800 shares of Colony Bankcorp, Inc. $1 par common stock to key officers and employees of Colony Bankcorp, Inc. and our subsidiaries. This amounts to 2.0% of current outstanding shares. The purpose of this plan is to attract, retain and develop strong management as the Company continues to expand, and to induce key individuals who render services that contribute materially to our success to remain with us for the long term.

Our Board of Directors, or its designated committee, will have the sole authority over all administration matters of the plan. The grant price for shares issued under the plan will be the fair market value of Colony Bankcorp, Inc. stock on the dates granted. The term of the plan will be ten years after the effective date, unless terminated earlier, and no shares may be granted under this plan after the ten-year period. The Company will receive no consideration upon granting the shares.

Shares that are granted will vest over three year period. The Company will expense monthly the value of the shares granted during the three year vesting period. During the three year vesting period and under conditions set forth in Colony Bankcorp, Inc. 2004 Restricted Stock Grant Plan, the shares are subject to forfeiture. Said restrictions shall lapse with respect to the shares awarded pursuant to a Restricted Stock Award, on the date three years after the Restricted Stock Award is made, but only if on the date the restrictions are to lapse the recipient has been an employee of the Company continuously from the time of the Restricted Stock Award to such date of lapse. Once shares become fully vested the grantee will report as income the fair market value of the shares at the time the shares were granted, while the Company will receive a tax deduction for a like amount.

The 2004 plan may be terminated or amended by our Board of Directors at any time, except that Restricted Stock Awards then outstanding shall not be adversely affected thereby without the written consent of the respective recipients holding such award. The Board may make such ammendments to the plan as it shall deem advisable except that the approval by a majority of the Company’s stockholders, present or represented at a meeting duly held in accordance with the laws of Georgia shall be required for any amendment which would increase the maximum number of shares of common stock avaliable to exceed 2% of the outstanding stock of the Company.

The vote required for approval of the plan is governed by Georgia law and is a majority of the outstanding shares entitled to vote, provided a quorum is present. Abstentions and broker non-votes are considered in determining the number of votes required to obtain a majority of the shares represented and entitled to vote at the Annual Meeting and will have the same effect as a vote against the proposal. No actions have yet been taked to determine grants to be made from this plan.

Subject to shareholders approval, the Board of Directors, or its designated committee, according to the governing provisions in the plan document, will determine future grants made from the plan. Please refer to Exhibit C for a complete copy of the proposed plan.

The Board of Directors recommends that you vote “FOR” the proposal to approve Colony Bankcorp, Inc. 2004 Restricted Stock Grant Plan.

Exhibit C

COLONY BANKCORP, INC.

2004 RESTRICTED STOCK GRANT PLAN

ARTICLE I

DEFINITIONS

The terms used in this 2004 Restricted Stock Grant Plan (the “Plan”) shall, unless otherwise indicated or required by the particular context, have the following meaning:

1.1	Board. The “Board” is the Board of Directors of the Company.

1.2	Common Stock. “Common Stock” is the Company’s $1.00 par value of common stock.

1.3	Company. The “Company” is Colony Bankcorp, Inc., a Georgia corporation, and, except as otherwise provided in Paragraphs 1.09 and 6.6 with respect to a Subsidiary that ceases to be such under the circumstances therein described, any successor in interest by way of consolidation, operation of law, merger or otherwise.

1.4	Executive Employee. An “Executive Employee” is a full-time permanent employee of the Company or one of its Subsidiaries, who is employed in an executive capacity.

1.5	Fair Market Value. “Fair Market Value” is the closing market price of the Common stock on the NASDAQ national market for the trading day immediately preceding the date Board awards a Restricted Stock Award to a particular Recipient.

1.6	Plan Period. The “Plan Period” is the period commencing February 17, 2004, and ending February 16, 2014.

1.7	Recipient. A “Recipient” is an Executive Employee designated by the Board to receive a Restricted Stock Award under and pursuant to the terms of this Plan.

1.8	Restricted Stock Award. A “Restricted Stock Award” is an award of shares of Common Stock upon and subject to the terms, restrictions, and conditions of this Plan.

1.9	Subsidiary. A “Subsidiary” is any corporation at least a majority of whose securities having ordinary voting power for the election of directors, is at the time owned by the Company and/or one or more Subsidiaries.

1.10	Termination. “Termination” is the ceasing to be an employee of the Company or one of its Subsidiaries, irrespective of cause or reason, including death, permanent total disability, or retirement.

ARTICLE II

PURPOSE AND POWER

2.1	Purposes. This Plan is being adopted for the purpose of establishing incentives designed to recognize, reward and retain Executive Employees whose performance, contribution and skills are critical to the Company; and to promote the increased ownership of Common Stock among Executive Employees of the Company and its Subsidiaries in order to increase their proprietary interest in the Company’s business.

2.2	Eligibility. Only Executive Employees shall be eligible to receive Restricted Stock Awards under this Plan. Determinations as to which Executive Employees may become Recipients as well as the amount and time of Restricted Awards shall be made by the Board.

ARTICLE III

ADMINISTRATION OF PLAN

3.1	General authority. The Plan shall be administered by the Board. Without limiting the generality of the foregoing, but subject to the provisions of Paragraph 6.6, the Board shall have full and final authority in its discretion to:

(a)	interpret conclusively the provisions of this Plan and decide all questions of fact arising in its applications;

(b)	adopt, amend and rescind rules and regulations relating to this Plan;

(c)	determine the Executive Employees to whom Restricted Stock Awards shall be made and the amount of each such Restricted Stock Award; and

(d)	make any other determinations it deems necessary or advisable, subject only to those determinations which may be reserved to the Board.

ARTICLE IV

SHARES SUBJECT TO PLAN

4.1	Maximum amount available. The maximum number of shares of Common Stock which may be subject to Restricted Stock Awards hereunder is 114,800 shares of the $1.00 par value common stock of the Company.

4.2

Adjustments. The Restricted Stock Awards (and the shares of Common Stock represented thereby) shall be adjusted by the Board, but only in order to prevent dilution or enlargement of such awards in the event of a stock dividend, stock split-up or share combination, exchange of shares, recapitalization, merger, consolidation, acquisition of property or shares, separation, reorganization, liquidation, or the like of or by the Company.

ARTICLE V

TERMS OF PARTICIPATION

5.1	Restricted stock awards. Restricted Stock Awards may be made prior to February 16, 2014. Such awards may be made to any Executive Employee, regardless of whether prior Restricted Stock Awards have been made to such person.

5.2	Notice. The Board shall promptly provide each Recipient with written notice setting forth:

(a)	the amount of the Restricted Stock Award;

(b)	the Fair Market Value of the shares of Common Stock awarded; and

(c)	such other terms and conditions relevant thereto as may be considered appropriate by the Board.

5.3	Government and other regulations. The obligations of the Company to issue or transfer Common Stock awarded pursuant hereto are subject to:

(a)	compliance with all applicable governmental rules and regulations, and administrative action;

(b)	the effectiveness of a registration statement under the Securities Act of 1933, as amended, if deemed necessary or appropriate by the Company; and

(c)	the satisfaction of any listing requirements (or authority for listing upon official notice of issuance) for each stock exchange on which outstanding shares of the same class may then be listed.

5.4	Restrictions on transfer. The shares of common Stock awarded pursuant to this Plan are subject to the following restrictions:

(a)	Stock certificates evidencing such shares shall be issued in the sole name of the Recipient (but shall be held by the Company until the restrictions shall have lapsed in accordance herewith) and shall bear a legend which, in part, shall provide that:

“The shares of Colony Bankcorp, Inc. Common Stock evidenced by this certificate are subject to the terms and restrictions of the Colony Bankcorp, Inc. 2004 Restricted Stock Grant Plan; such shares are subject to forfeiture or cancellation under the terms of said Plan; and such shares shall not be sold, transferred, assigned, pledged, encumbered or otherwise alienated or hypothecated except pursuant to the provisions of said Plan, a copy of which is available from Colony Bankcorp, Inc. upon request.”

(b)	No such shares maybe sold, transferred, assigned, pledged, encumbered or otherwise alienated or hypothecated, unless, until and then only to the extent that said restriction shall have lapsed in accordance with Paragraph 5.5 hereof.

5.5	Lapse of restriction. The restrictions in Paragraph 5.4(b) hereof shall lapse upon the date of approval of the Plan by the Company’s stockholders. Subject to the provisions of Article VI, the restrictions contained in Paragraph 5.4(a) and (b) hereof shall lapse as follows:

(a)	Said restrictions shall lapse with respect to the shares awarded pursuant to a Restricted Stock Award, on the date three years after the Restricted Stock Award is made, but only if on the date the restrictions are to lapse the Recipient has been an employee of the Company continuously from the time of the Restricted Stock Award to such date of lapse. Temporary leaves of absence which are approved by the Company shall not be considered a break in that employee’s continuous employment with the Company. The purpose of the restrictions is to provide an incentive to each Recipient to remain with the Company or one of its Subsidiaries and to perform assigned tasks and responsibilities in a manner consistent with the best interests of the Company and its stockholders.

(b)	The Board may at any time in its sole discretion accelerate or waive all or any portion of restrictions remaining in respect of the Restricted Stock Award. This right may be exercised for any or all Recipients.

(c)	In the event of the Recipient’s death, permanent total disability, or retirement, the Board may, in its discretion, elect to waive all or any portion of the restrictions remaining in respect of the Restricted Stock Award.

(d)

Risk of forfeiture under Section 5.6 shall terminate with respect to all Shares upon the occurrence of any of the following: (1) any merger, consolidations, reorganization, division or other corporate transaction in which the Common Stock is converted into another security or into the right to receive securities or property of the Company or of any other entity, other than a transaction where the holders of all of the Company’s securities before the transaction own substantially all of the securities of the surviving entity in the transaction (e.g., a merger to change domicile would not trigger termination of rights); (2) the Company’s sale of all or substantially all of its assets, or liquidation of all or substantially all of its assets, or (3) a change of control of the Company, which for example, but not by way of limitation, shall be deemed to have occurred (i) upon the accumulation by any person of beneficial ownership of voting securities of the Company in excess of ten percent (10%) of the then-outstanding voting securities other than share holders with more than ten percent (10%) of the Company Stock on February 17, 2004, or (ii) by the removal at one time by the vote of shareholders of one half or more of the members of the Company’s Board of Directors.

5.6	Effect of termination. Except as otherwise provided in Article VI, in the event of Termination, all shares still subject to the restrictions hereof shall be returned to or canceled by the Company and shall be deemed to have been forfeited by the Recipient, unless and then only to the extent the Compensation Committee shall, in its sole discretion, elect in writing to waive said return and forfeiture in accordance with Paragraph 5.5(b) or (c) hereof.

5.7	Rights as stockholder. Upon issuance of the stock certificates evidencing the Restricted Stock Award and subject to the restrictions contained in Paragraph 5.4 hereof, the Recipient shall have all the rights of a stockholder of the Company with respect to the shares of Common Stock represented by said Restricted Stock Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, except the Company at its discretion may hold possession of the share certificates with a blank stock power signed by Recipient to enforce the restriction in the shares.

ARTICLE VI

MISCELLANEOUS TERMS

6.1	Termination and amendment. The Board may terminate or amend the Plan at any time, except that Restricted Stock Awards then outstanding shall not be adversely affected thereby without the written consent of the respective Recipients holding such Awards.

The Plan shall not be effective unless approved by the shareholders of the Company at the annual shareholders meeting in 2004.

6.2	Limitation of liability of the company. As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

(a)	give any employee of the Company or any of its Subsidiaries any right to be granted any awards other than at the sole discretion of the Board;

(b)	give any Recipient any rights whatsoever with respect to shares of Common Stock except as specifically provided in the Plan;

(c)	limit in any way the right of the Company or its Subsidiaries to terminate the employment of any Recipient at any time; or

(d)	be evidence of any agreement or understanding, express or implied, that the Company or any of its Subsidiaries will employ any Recipient in any particular position, at any particular rate of compensation, or for any particular period of time.

6.3	Non-exclusivity of the plan. Nothing contained herein is intended to amend, modify or rescind any previously approved compensation plans or programs entered into by the Company or any of its Subsidiaries. This Plan shall be in addition to any and all such plans or programs. The adoption of this Plan by the Board shall not be construed as creating any limitations on the power or authority of the Board to adopt such other additional incentive or other compensation arrangements as the Board may deem necessary or desirable.

6.4	Effective date of the plan. The Plan shall be deemed effective as of February 17, 2004.

6.5	Headings. The headings of the Articles and their subparts in this Plan are for convenience of reading only and are not meant to be of substantive significance and shall not add or detract from the meaning of such Article or subpart.

6.6	Other provisions. The following provisions are also in effect hereunder.

(a)	All expenses of administering the Plan shall be borne by the Company.

(b)	No person shall have any claim or right to receive an award if, in the opinion of counsel, such receipt conflicts with law or is opposed to public policy.

(c)	The place of administration of the Plan shall be conclusively deemed to be within the State of Georgia, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations and the rights of any and all personnel having or claiming to have an interest herein or hereunder shall be governed by and determined exclusively and solely in accordance with the laws of the State of Georgia.

(d)	This Plan shall be binding upon and inure to the benefit of the successors and assigns of the Company and each Subsidiary, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of the Company or any Subsidiary and any such successor or assign shall absolutely and unconditionally assume all of the Company’s and each Subsidiary’s obligations hereunder.

(e)	Restricted Stock Grant Awards shall be made pursuant to the form of Restricted Stock Grant Agreement attached hereto as Exhibit “A.”

IN WITNESS WHEREOF, the Company has executed the foregoing Plan by and through its duly authorized offices this 17th day of February, 2004.

COLONY BANKCORP, INC.

By:

James D. Minix, President

BUSINESS OF THE COMPANY

Colony Bankcorp, Inc. (the “Company”) is a Georgia business corporation which was incorporated on November 8, 1982. The Company was organized for the purpose of operating as a bank-holding company under the Federal Bank-Holding Company Act of 1956, as amended, and the bank-holding company laws of Georgia. On July 22. 1983, the Company, after obtaining the requisite regulatory approvals, acquired 100 percent of the issued and outstanding common stock of Colony Bank of Fitzgerald (formerly The Bank of Fitzgerald), Fitzgerald, Georgia, through the merger of the Bank with a subsidiary of the Company which was created for the purpose of organizing the Bank into a one-bank holding company. Since that time, Colony Bank of Fitzgerald has operated as a wholly-owned subsidiary of the Company.

On April 30, 1984, the Company acquired 100 percent of the issued and outstanding common stock of Colony Bank Wilcox (formerly Pitts Banking Company and Community Bank of Wilcox), Pitts, Wilcox County, Georgia in an all stock transaction. Since the date of acquisition, the Bank has operated as a wholly-owned subsidiary of the Company.

On November 1, 1984. the Company acquired 100 percent of the issued and outstanding common stock of Colony Bank Ashburn (formerly Ashburn Bank). Ashburn, Turner County, Georgia for a combination of cash and interest-bearing promissory notes. Since the date of acquisition, the Bank has operated as a wholly-owned subsidiary of the Company.

On September 30, 1985. the Company acquired 100 percent of the issued and outstanding common stock of Colony Bank of Dodge County (formerly The Bank of Dodge County), Eastman, Dodge County, Georgia in an all stock transaction. Since the date of acquisition, the Bank has operated as a wholly-owned subsidiary of the Company.

On July 31, 1991, the Company acquired 100 percent of the issued and outstanding common stock of Colony Bank Worth (formerly Worth Federal Savings and Loan Association and Bank of Worth), Sylvester, Worth County, Georgia in a cash and stock transaction. Since the date of acquisition, the Bank has operated as a wholly-owned subsidiary of the Company.

On November 8, 1996, the Company organized Colony Management Services, Inc. to provide support services to each subsidiary. Services include loan and compliance review, internal auditing and data processing.

On November 30, 1996, the Company acquired 100 percent of Colony Bank Southeast (formerly Broxton State Bank), Broxton, Coffee County, Georgia in an all stock transaction. Since the date of acquisition, the Bank has operated as a wholly-owned subsidiary of the Company.

On March 2, 2000, Colony Bank Ashburn purchased the capital stock of Georgia First Mortgage Company in a business combination accounted for as a purchase. Georgia First Mortgage is primarily engaged in residential real estate mortgage lending in the state of Georgia.

On March 29, 2002, the Company acquired 100 percent of Colony Bank Quitman (formerly Quitman Federal Savings Bank), Quitman, Brooks County, Georgia in a cash and stock transaction. Since the date of acquisition, the Bank has operated as a wholly-owned subsidiary of the Company.

On March 26, 2002, Colony formed Colony Bankcorp, Inc. Statutory Trust I and on December 19, 2002 formed Colony Bankcorp, Inc. Statutory Trust II. Both were formed to establish special purpose entities to issue trust preferred securities.

Colony Bankcorp, Inc. is a multi-bank holding company with its primary offices located in Fitzgerald, Georgia. The Company owns seven banking subsidiaries doing business in twenty-two offices in the South and Central Georgia cities of Albany, Ashburn, Broxton, Chester, Cordele, Douglas, Eastman, Fitzgerald, Leesburg, Moultrie, Pitts, Quitman, Rochelle, Soperton, Sylvester, Tifton, Valdosta and Warner Robins.

Because Colony Bankcorp, Inc. is a bank-holding company, its principal operations are conducted through it subsidiary banks. It has 100% ownership of each subsidiary and maintains systems of financial, operational and administrative controls that permit centralized evaluation of the operations of the subsidiary banks in selected functional areas including operations, accounting, marketing, investment management, purchasing, human resources, computer services, auditing, compliance and credit review.

Responsibility for management of each bank remains with its respective Board of Directors and officers. Services rendered by the Company are intended to assist the local management of the banks and to expand the scope of available banking services.

Colony Bankcorp, Inc. common stock is quoted on the NASDAQ National Market under the symbol “CBAN”.

EMPLOYEES

As of December 31, 2003, Colony Bankcorp, Inc. and its subsidiaries employed 247 fulltime employees and 30 part-time employees.

COLONY BANKCORP, INC & SUBSIDIARIES

SELECTED FINANCIAL DATA

The following financial information are tabular presentations of the financial condition and interest rate sensitivity of the company.

	Year Ended December 31,
	2003	2002	2001	2000	1999
Selected Balance Sheet Data:
Total Assets	868,606	781,535	621,549	519,903	435,272
Total Loans	654,177	571,816	456,052	388,003	315,435
Total Deposits	732,318	664,594	528,017	450,012	374,450
Investment Securities	110,408	90,407	77,433	68,905	61,393
Federal Home Loan Bank Stock	3,000	2,837	2,214	1,610	1,426
Stockholders’ Equity	55,976	51,428	41,971	40,210	35,011
Selected Income Statement Data:
Interest Income	46,451	45,623	45,524	41,758	33,260
Interest Expense	18,415	21,997	25,740	22,265	17,114
Net Interest Income	28,036	23,626	19,784	19,493	16,146
Provision for Loan Losses	4,060	2,820	1,854	2,280	1,166
Other Income	7,010	6,518	4,887	3,491	3,119
Other Expenses	20,778	18,731	15,507	14,004	12,017
Income Before Tax	10,208	8,593	7,310	6,700	6,082
Income Tax Expense	3,392	2,841	2,444	2,187	1,902
Net Income before minority interest and cumulative effect	6,816	5,752	4,866	4,513	4,180
Minority interest	—	—	—	—	—
Net income before cumulative effect	6,816	5,752	4,866	4,513	4,180
Cumulative effect	—	—	—	—	—
Net Income	6,816	5,752	4,866	4,513	4,180
Weighted Average Shares Outstanding (1)	5,702	5,595	5,479	5,549	5,544
Shares Outstanding (1)	5,728	5,716	5,301	5,550	5,544
Intangible Assets	691	847	457	511	208
Dividends Paid	1,555	1,258	1,055	844	621
Average Assets	816,666	707,631	563,945	476,753	406,794
Average Stockholders' Equity	53,843	47,910	42,697	37,238	34,204
Net Charge-offs	2,908	2,067	1,356	1,301	1,210
Reserve for Loan Losses	8,516	7,364	6,159	5,661	4,682
OREO	2,724	1,357	1,554	349	883
Nonperforming Loans	7,492	7,871	8,713	5,937	5,698
Nonperforming Assets	10,216	9,228	10,267	6,286	6,581
Average Earning Assets	774,984	669,724	530,787	448,657	378,367
Noninterest Bearing Deposits	64,044	51,533	45,967	38,649	33,720

COLONY BANKCORP, INC & SUBSIDIARIES

SELECTED FINANCIAL DATA

	Year Ended December 31,
	2003	2002	2001	2000	1999
PER SHARE DATA:
Net Income Diluted (1)	1.19	1.03	0.89	0.81	0.75
Book Value (1)	9.77	9.00	7.92	7.25	6.31
Tangible Book Value (1)	9.65	8.85	7.83	7.15	6.28
Dividends (1)	0.2705	0.22	0.192	0.152	0.112
PROFITABILITY RATIOS:
Net Income to Average Assets	0.83%	0.81%	0.86%	0.95%	1.03%
Net Income to Average Stockholders’ Equity	12.66%	12.01%	11.40%	12.12%	12.22%
Net Interest Margin	3.65%	3.57%	3.78%	4.39%	4.33%
LOAN QUALITY RATIOS:
Net Charge-offs to Total Loans	0.44%	0.36%	0.30%	0.34%	0.38%
Reserve for Loan Losses to Total Loans and OREO	1.30%	1.29%	1.35%	1.46%	1.48%
Nonperforming Assets to Total Loans and OREO	1.56%	1.61%	2.24%	1.62%	2.08%
Reserve for Loan Losses to Nonperforming Loans	113.67%	93.56%	70.69%	95.35%	81.17%
Reserve for Loan Losses to Total Nonperforming Assets	83.36%	79.80%	59.99%	90.06%	71.14%
LIQUIDITY RATIOS:
Loans to Total Deposits	89.33%	86.04%	86.37%	86.22%	84.24%
Loans to Average Earning Assets	84.41%	85.38%	85.92%	86.48%	83.37%
Noninterest-Bearing Deposits to Total Deposits	8.75%	7.75%	8.71%	8.59%	9.01%
CAPITAL ADEQUACY RATIOS:
Common Stockholders’ Equity to Total Assets	6.45%	6.58%	6.75%	7.73%	8.04%
Total Stockholder’s Equity to Total Assets	6.45%	6.58%	6.75%	7.73%	8.04%
Dividend Payout Ratio	22.73%	21.36%	21.57%	18.77%	14.93%

(1)	All Per Share Data Adjusted to Reflect 5-for-4 Stock Split Effective September 1, 2003.

COLONY BANKCORP, INC. AND SUBSIDIARIES

QUARTERLY RESULTS OF OPERATIONS

	Three Months Ended
	Dec. 31	Sept. 30	June 30	Mar. 31
	($ in thousands, except per share data)
2003
Interest Income	11,789	11,647	11,581	11,434
Interest Expense	4,227	4,427	4,795	4,966

Net Interest Income	7,562	7,220	6,786	6,468
Provision for Loan Losses	1,133	1,455	823	649
Securities Gains (Losses)	—	369	—	—
Noninterest Income	1,600	1,721	1,766	1,554
Noninterest Expense	5,393	5,293	5,200	4,892

Income Before Income Taxes	2,636	2,562	2,529	2,481
Provision for Income Taxes	849	843	864	836

Net Income	1,787	1,719	1,665	1,645

Net Income per Common Share
Basic	0.31	0.30	0.29	0.29
Diluted	0.31	0.30	0.29	0.29

	Three Months Ended
	Dec. 31	Sept. 30	June 30	Mar. 31
	($ in thousands, except for per share data)
2002
Interest Income	11,620	11,709	11,832	10,462
Interest Expense	5,461	5,445	5,705	5,386

Net Interest Income	6,159	6,264	6,127	5,076
Provision for Loan Losses	681	990	863	286
Securities Gains (Losses)	—	488	507	—
Noninterest Income	1,550	1,518	1,271	1,184
Noninterest Expense	5,158	4,972	4,647	3,954

Income Before Income Taxes	1,870	2,308	2,395	2,020
Provision for Income Taxes	580	788	813	660

Net Income	1,290	1,520	1,582	1,360

Net Income per Common Share
Basic	0.22	0.26	0.28	0.26
Diluted	0.22	0.26	0.28	0.26

COLONY BANKCORP, INC. AND SUBSIDIARIES

INTEREST RATE SENSITIVITY

The following table is an analyis of the Company’s interest rate-sensitivity position at December 31, 2003. The interest rate-sensitivity gap, which is the difference between interest-earning assets and interest-bearing liabilities by repricing period, is based upon maturity or first repricing opportunity, along with a cumulative interest rate-sensitivity gap. It is important to note that the table indicates a position at a specific point in time and may not be reflective of positions at other times during the year or in subsequent periods. Major changes in the gap position can be, and are, made promptly as market outlooks change.

	Assets and Liabilities Repricing Within
($ in thousands)	3 Months or Less	4 to 12 Months	1 Year	1 to 5 Years	Over 5 Years	Total
EARNING ASSETS:
Interest-bearing deposits	11,615		11,615			11,615
Federal Funds Sold	37,368		37,368			37,368
Investment Securities	19,184	1,821	21,005	74,492	14,911	110,408
Loans, Net of Unearned Income	256,324	143,540	399,864	235,369	18,944	654,177
Loans held for sale	1,677		1,677			1,677
Other interest-bearing assets	4,677	1,184	5,861			5,861

Total Interest-earning assets	330,845	146,545	477,390	309,861	33,855	821,106

INTEREST-BEARING LIABILITIES:
Interest-bearing Demand deposits (1)	149,520		149,520			149,520
Savings (1)	33,512		33,512			33,512
Time Deposits	132,658	280,239	412,897	72,346		485,243
Short-term borrowings (2)	3,684	1,000	4,684	18,500	38,000	61,184
Subordinated Debentures	14,434		14,434			14,434

Total interest-bearing liabilities	333,808	281,239	615,047	90,846	38,000	743,893

Interest rate-sensitivity gap	(2,963)	(134,694)	(137,657)	219,015	(4,145)	77,213

Cumulative interest rate-sensitivity gap	(2,963)	(137,657)	(137,657)	81,358	77,213

Interest rate-sensitivity gap as a percentage of interest-earning assets	-0.36%	-16.40%	-16.76%	26.67%	-0.50%

Cummulative interest rate-sensitivity gap as a percentage of interest-earning assets	-0.36%	-16.76%	-16.76%	9.91%	9.40%

(1)	Interest-bearing Demand and Savings Accounts for repricing purposes are considered to reprice within 3 months or less.

(2)	Short-term borrowings for repricing purposes are considered to reprice within 3 months or less.

PERFORMANCE GRAPH

The following graph shows the comparison of five-year cumulative total return among (1) Colony Bankcorp, Inc. common stock, (ii) the NASDAQ-Total US Index and (iii) SNL Southeast Banks Index.

	Period Ending
Index	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Colony Bankcorp	$100.00	$107.04	$80.75	$110.56	$134.52	$215.70
NASDAQ - Total US*	$100.00	$185.95	$113.19	$89.65	$61.67	$92.90
SNL Southeast Bank Index	$100.00	$78.69	$79.01	$98.44	$108.74	$136.55

*	Assumes $100.00 invested on December 31, 1998.

Markets for the Registrant’s Common Stock and Related Stockholder Matters

Effective April 2, 1998 Colony Bankcorp, Inc. common stock is quoted on the NASDAQ National Market under the symbol “CBAN”. Prior to this date, there was no public market for the common stock of the registrant.

The following table sets for the high, low and close sale prices per share of the common stock as reported on the NASDAQ National Market, and the dividends declared per share for the periods indicated.

Year Ended December 31, 2003	High	Low	Close	Dividend Per Share
Fourth Quarter	$21.50	$17.50	$20.20	$0.0725
Third Quarter	22.00	16.00	17.79	0.0700
Second Quarter	16.72	13.70	16.00	0.0680
First Quarter	15.99	12.04	14.19	0.0600

Year Ended December 31, 2002	High	Low	Close	Dividend Per Share
Fourth Quarter	$12.80	$10.88	$12.80	$0.0600
Third Quarter	12.95	10.96	11.60	0.0560
Second Quarter	11.76	10.40	11.00	0.0560
First Quarter	11.11	10.18	11.04	0.0480

*	Dollars adjusted to reflect 5-for-4 stock split effective September 1, 2003.

The Registrant paid cash dividends on its common stock of $1,554,688 or $0.2705 per share and $1,257,689 or $0.22 per share in 2003 and 2002 respectively. The Company’s Board of Directors approved a reduction in the par value of common stock on February 16, 1999. Par value was reduced from $10 to $1 per share.

As of December 31, 2003, the Company had approximately 1,550 shareholders of record.

Compliance with Section 16(a) of the 1934 Act

Section 16(a) of the Securities Exchange Act of 1934 and regulations of the SEC require our executive officers and directors and persons who beneficially own more than ten percent of any class of our equity securities, as well as certain affiliates of such persons to file initial reports of ownership of any equity securities of Colony Bankcorp and subsequent reports of changes in ownership of such securities with the SEC. Such persons also are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based soley on our review of the copies of such reports that we have received and written representation from such reporting persons that no other reports were required, we believe that, during the fiscal year ended December 31, 2003, all Section 16(a) filing requirements applicable to our directors and executive officers were complied within a timely manner.

Independent Public Accountants

The firm of McNair, McLemore, Middlebrooks & Co., LLP, Macon, Georgia, has served as our independent accountants each year since 1995, and we consider them to be well qualified. Our Audit Committee has selected McNair, McLemore, Middlebrooks & Co., LLP, to serve as our independent accountants for the fiscal year ending December 31, 2004. Representatives of that firm will be present at the Annual meeting and will have the opportunity to make a statement if they desire to do so. They will be available to answer your questions at that time.

During fiscal years 2002 and 2003, the Company retained its principal auditor, McNair, McLemore, Middlebrooks & Co., LLP, to provide services in the following categories and amounts:

	2002	2003
Audit Fees
Audit of Financial Statements	$100,219	$137,863
Reporting to Audit Committee

Audit Related Fees	11,466	36,660
Federal Home Loan Bank Collateral Audits
Hud audit for mortgage company
Review of quarterly financial statements
Special audit and accounting investigations
Sarbanes-Oxley Issues
Research related to accounting and auditing Issues

Income Taxes	11,076	9,183
Preparation of federal and state consolidated returns
Tax planning related to tax credits and other tax reduction strategies

All other Fees	36,582	25,234
Assistance with and preparation of property tax and gross receipts returns
Due diligence and acquistions services
Annual returns for profit-sharing returns
Assistance with preparation and filing of Form 10K
Assistance with proxy statements
Regulatory reporting and regulatory issues
Captial issues including trust preferred securities
Preparation of property tax returns, occupation and gross receipts returns

All non-audit services are pre-approved by the Audit Committee.

The Audit Committee has considered the provision of non-audit services by our principal accountants and has determined that the provision of such services were consistent with maintaining the independence of the Company’s principal accountants.

Financial Information Systems Design and Implementation Fees. The Company did not retain its principal accountant to perform Financial Information Systems Design or Implementation services in fiscal year 2003.

Changes in and Disagreement with Accountants on Accounting and Financial Disclosure. There was no accounting or disclosure disagreement or reportable event with the former or current auditors that would have required the filing of a report on Form 8-K.

Shareholder Proposals for Next Year’s Meeting

Shareholder proposals that are intended to be presented at our 2005 Meeting of Shareholders must be received by us no later than November 29, 2004 , in order to be included in our proxy statement and related proxy materials for that meeting. Any notice of a shareholder proposal not received by us on or before February 10, 2005 will not be considered timely and will not be submitted to the shareholders at the 2005 annual meeting. Any such proposal must comply with the rules and regulations of the Securities and Exchange Commission.

Other Matters Which May Come Before the Annual Meeting

Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in Colony Bankcorp’s best interest.

Annual Reports

Upon receipt of a written request, we will furnish, without charge, any owner of common stock of the company a copy of its annual report to the Securities and Exchange Commission on Form 10-K (the “10-K”) for the fiscal year ended December 31, 2003, including financial statements and the schedules thereto. Copies of exhibits to the 10-K are also available upon specific request and payment of a reasonable charge for reproduction. Such requests should be directed to the Secretary of the Company at the address indicated on the front of the proxy statement.

COLONY BANKCORP, INC.

Post Office Box 989

115 South Grant Street

Fitzgerald, Georgia 31750

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS:

The undersigned hereby appoints L. Morris Downing, Jr. and James D. Minix and each of them, with full power of substitution, to represent and vote as designated herein at the annual meeting of shareholders of Colony Bankcorp, Inc. to be held Tuesday, April 27, 2004 at 6:00 p.m., local time, at Colony Bankcorp, Inc. Corporate Offices at 115 South Grant Street, Fitzgerald, Georgia and at any adjournment or postponement thereof; with all the powers (other than the power to revoke the proxy or vote in a manner not authorized by the exceeded form of proxy) which the undersigned would have if personally present at such meeting, to act in their discretion upon any other matter or matters which may properly be brought before the meeting, and to appear and vote all the shares of common stock which the undersigned may be entitled to vote.

PROPOSAL I: To elect the nine nominees listed below to serve as directors for the following year:

☐	FOR all nominees listed below (except as marked to the contrary below).	☐	WITHHOLD AUTHORITY to vote for all nominees listed below.

Terry L. Coleman	Walter P. Patten

L. Morris Downing, Jr.	W. B. Roberts, Jr.

Edward J. Harrell	R. Sidney Ross

Terry L. Hester	B. Gene Waldron

James D. Minix

INSTRUCTIONS: To withhold authority to vote for any individual nominees, mark “FOR” above and write the names of such nominees for whom you wish to withhold authority in the space provided below:

UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED AS IF MARKED FOR ALL NOMINEES LISTED ABOVE.

The Board of Directors recommends a vote FOR the election of the above nominees to the Board of Directors.

(Continued on Reverse Side)

PROPOSAL II: To approve Colony Bankcorp, Inc. 2004 Restricted Stock Grant Plan:

☐ FOR	☐ AGAINST	☐ ABSTAIN

UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED AS IF MARKED FOR APPROVAL OF COLONY BANKCORP, INC. 2004 RESTRICTED STOCK GRANT PLAN.

The Board of Directors recommends a vote FOR the approval of Colony Bankcorp, Inc. 2004 Restricted Stock Grant Plan.

If other matters properly come before the meeting, the persons named herein as proxy shall have the discretionary authority to vote with respect to such matters after considering the recommendations of management.

The undersigned hereby acknowledge receipt of the annual report of the company for the fiscal year ended December 31, 2003 and the notice of annual meeting and proxy statement of the Company for the above-mentioned annual meeting of shareholders.

Please sign below, date and return promptly in the enclosed, self-addressed stamped envelope. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized person.

DATE:                     , 2004

INDIVIDUALS:	ENTITIES: (Please Print)

Name (Please Print)	By:

Signature	Signature

Name of Joint Tenant or Tenant-In-Common, if any (Please Print)	Position

Signature of Joint Tenant or Tenant-In-Common, if any